Exhibit 10.15

Nephros, Inc.

Director Compensation

Members of the Board of Directors (the “Board”) of Nephros, Inc. (the “Company”) receive a $20,000 annual retainer, $1,500 per meeting for each quarterly Board meeting attended and reimbursement for expenses incurred in connection with serving on the Board. The Chairman of the Audit Committee is paid a $10,000 annual retainer and $1,000 per meeting for meetings of the Audit Committee, with a maximum of eight meetings per year.

The Company grants each non-employee director who first joins the Board, immediately upon such director joining the Board, the number of options equal to the product of 0.0011 multiplied by the total number of outstanding shares of common stock of the Company on a fully-diluted basis. The exercise price per share will be equal to the fair market value price per share of the common stock of the Company on the date of grant. The Company will also grant annually to each non-employee director the number of options equal to the product of 0.0006 multiplied by the total number of outstanding shares of common stock of the Company on a fully-diluted basis. The exercise price per share will be equal to the fair market value price per share of the common stock of the Company on the date of grant. These non-employee director options vest in three equal installments on each of the date of grant and the first and second anniversaries thereof.

Executive officers of the Company do not receive additional compensation for service on the Board if any of them so serve.